Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q2 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: July 29, 2010/11:00 AM ET

Operator

Good day everyone and welcome to the Saia Incorporated second-quarter 2010 analyst conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Ms. Renée McKenzie. Please go ahead ma’am.

Renée McKenzie - Saia Inc. — Treasurer

Good morning. Welcome to Saia’s second-quarter 2010 earnings call. Hosting our call this morning are Rick O’Dell, our President and Chief Executive Officer, and Jim Darby, Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that, during this call, we may make some forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I’d like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia Inc. — President, CEO

Good morning. First, I’d like to say that I am pleased that, with the combination of improved economic activity and actions taken by Saia, we were solidly profitable in the quarter. We achieved an improvement on our operating ratio of 3.5 operating points over the first quarter and a 2.7 operating point improvement over the second quarter of last year. I believe our results demonstrate consistent execution and that Saia certainly remains well positioned in the marketplace.

Saia’s second-quarter revenue was $231 million, which is an increase of 6%. Operating income was $5.9 million with net income of $2 million.

For clarity, all of our comparisons are the same quarter of the prior year.

A few key points are as follows — our operating ratio was 97.5 versus 100.2. A strong focus on obtaining price increases and Saia’s exit from some unprofitable accounts produced LTL changes as follows. Our LTL tonnage was up 1.6% with total tonnage up 3.8%. Our LTL shipments decreased by 2.4% while LTL weight per shipment increased by 4.1%. Our LTL yield was up 2.9% due to the previously mentioned impact of measured pricing actions, plus higher fuel surcharges.

We stated during the first-quarter call that we would take steps to improve yield as we saw volume improvements from seasonality and the economy. During the quarter, strength in volumes did allow us to implement these pricing actions. We took aggressive actions with specific customers targeted at deselecting a number of price-sensitive, unprofitable accounts. We also were able to obtain price increases on the majority of our contract renewals during the quarter. This is certainly a welcome reversal from the negative pricing environment that we have been operating in since 2008, and the results are encouraging. Not only did this initiative improve our results during the quarter, we are coming out of the quarter with yields at a higher run rate than we entered the quarter.

I am pleased to report that we saw strength across our network with eight of ten sales regions reporting positive revenue growth. This compares to six of ten regions in the first quarter. We continue targeted marketing efforts to build density in our network with customers who value our coverage and our commitment to best-in-class service. We also continue to build on our foundation of cost control and to advance engineer processes to improve service and productivity. We again executed well on the cost side, achieving improvements across the board on key productivity metrics while continuing to provide 97% on-time service.

Some specific notable performances and productivity metrics for the quarter include our load average improved 1%; city productivity improved 1%; our office productivity improved 25%; we achieved a 2% reduction in total terminal cost per bill; and our headcount is down 3% compared to last year. We successfully improved our cargo claims ratio again this quarter, making it the best that we’ve had in six years. We also had another good quarter with respect to safety, as accident expense was again below our historical average.

Saia’s employees are to be commended as they continue to contribute significantly to our efforts to overcome challenges in this economy.

Saia’s technology and engineering process investments also are contributing to our results. Our 2010 engineer projects and cost reduction efforts target approximately $6 million in annualized savings going forward.

The City Driver optimization software installation was completed at all terminals in June, and we are achieving a 3.7% reduction in pickup and delivery miles through the use of this proprietary tool. Our other initiatives include automated time clocks and real-time productivity and dynamic load planning to optimize line haul with the use of actual tonnage.

Our real-time productivity program will roll out later this quarter. We are testing our line haul dynamic load planning software now and expect to have this in production before the end of the year.

Though our absolute results remain challenged by the economy, we are continuing our strategy of target marketing to build density, addressing pricing, and remain focused on our cost and quality initiatives. I believe Saia is well-positioned to take advantage of any future industry consolidations and to capitalize on what appear to be improving industry fundamentals.

Now, I’ll turn the call over to Jim Darby.

Jim Darby - Saia Inc. — VP Finance, CFO

Thanks Rick. Good morning everyone.

For the second quarter of 2010, our earnings per share were $0.12 compared to a loss of $0.13 per share last year. For the quarter, revenues were $231 million with operating income of $6 million. Second-quarter margins increased primarily due to the higher yield from pricing actions, which helped to offset the increase in fuel costs and purchase transportation.

The higher LTL yield for the second quarter was caused by an increased rate and higher fuel surcharge than in second quarter 2009. We realize the current environment requires that we continue to align costs, both fixed and variable, with current volume. The productivity gains that Rick mentioned are reflected in lower salaries and wages. As Rick noted, we also had some improvements during the quarter, including lower accident severity and favorable cargo claims experience.

As I have mentioned in prior calls, the Company implemented a reduction in compensation equal to 10% of salary for the leadership team and a 5% wage reduction for hourly line haul and salaried employees in operations, maintenance and administration on April 1 last year. This reduction is now reflected in both the current quarter and the same quarter last year.

Depreciation and amortization ran $9.2 million during the quarter versus $10 million in the prior-year quarter.

Our effective tax rate for the quarter was 37%. For modeling purposes, we project our effective tax rate to be approximately 38% for future quarters.

Year-to-date revenues were $444 million compared to $425 million in the prior-year period, a 4.5% increase. In the first half of 2010, operating income was $3.7 million with net loss of $1.2 million, compared to operating loss of $7.9 million with net loss of $8 million in the prior-year period. Losses per share were $0.08 compared to losses per share of $0.60 in the prior-year period.

At June 30, 2010, total debt was $90 million [net to company’s] $13.6 million cash balance at quarter end, net debt to total capital was 27.4%. This compares to total debt of $116 million in the prior-year quarter.

Our net capital expenditures for the first six months of 2010 were at a reduced level of $200,000 compared to $4 million in the prior-year period. Anticipated capital expenditures for the year are approximately $10 million. This reduced level is due to the uncertain economic environment and will be reevaluated as tonnage improves.

Now, I’d like to turn the call back to Rick.

Rick O’Dell - Saia Inc. — President, CEO

Clearly, Saia’s results continue to be impacted by the unprecedented economic events of the last two years and the cumulative impact of deterioration in yield. I am encouraged to see the yield trends turn positive and a significant improvement in our Company results. While we recognize there is further work to be done, I am proud of the way our team has pulled together to counter the difficulties faced by Saia and the entire industry. I am pleased with Saia’s position in the marketplace and believe our strong commitment to service excellence and our improvements in productivity will pay dividends as industry fundamentals continue to improve.

Now I’d like to open it up for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Good morning Rick, Jim, Renée . Could you talk a little bit about the departure of Mr. Albanese in the quarter, and probably not the best timing if you’re going back to your customers trying to get rate increases. I know, Rick, I think you’ve probably taken a lot of responsibility for doing that more than you otherwise would. Are there any plans to replace him? How has that transition been?

Rick O’Dell - Saia Inc. — President, CEO

First, we appreciate Tony’s leadership over the years and certainly wish he and his family the best. He does have a noncompete that protects the Company. The position is not going to be replaced. We have experienced sales and operations VPs that report directly to me, and the transition to the streamlined structure has gone fine. We continue to advance our sales, our pricing and our operational efficiency initiatives, just like we did when Tony was here. Those relationships with customers go deeper than any one person. As you know, it’s not only the relationship; it’s the service, clearly, that the organization provides as well.

David Ross - Stifel Nicolaus — Analyst

In your attempt to get price increases from customers, the contract came up during the quarter. Did you see any regions that I guess had a little bit better pricing than other regions? Were some more competitive than others?

Rick O’Dell - Saia Inc. — President, CEO

Now, I don’t think anything specific. I think you’d probably tend to see more pockets of individual activity or something occasionally that doesn’t make sense or appear to make sense from one competitor or something, but not really across the board. Those tend to be more isolated incidents at this point.

David Ross - Stifel Nicolaus — Analyst

Have any customers to which you raised the rates and they left as part of your deselection, have any of them returned at kind of at the rates you wanted?

Rick O’Dell - Saia Inc. — President, CEO

We have a couple now that are saying they are dissatisfied with the service that they are receiving and are interested in coming back. But most of that — quite frankly, we did a lot of activity in about a 60-day time period. People will try the other carriers for a while and give them a chance to improve. I think history would tell you that, a lot of times, those come back 90 to — 90 days to six months later.

David Ross - Stifel Nicolaus — Analyst

Given your presence down in the Gulf region, was there any impact in the quarter from the Gulf spill, either positive or negative, on business?

Rick O’Dell - Saia Inc. — President, CEO

Actually, a lot of the activity down there in the near term has picked up. It was probably a little bit more positive across the South, Louisiana and South Texas a little bit. But I wouldn’t — this kind of a reversal of some of the softest that we’ve seen down there, but nothing all that material. Actually, we saw some improvements kind of across the South in a number of regions, which is pretty encouraging.

David Ross - Stifel Nicolaus — Analyst

The last question is with length of haul, where was it in the quarter?

Jim Darby - Saia Inc. — VP Finance, CFO

Length of haul was at 727 miles, and that is up just 0.4% from a year ago.

David Ross - Stifel Nicolaus — Analyst

Excellent. Thank you very much.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan & Co. — Analyst

Good morning everybody. Hey, Rick, can you talk about — if you look at your tonnage numbers compared to some of the peers — and I don’t want to have this come out negative — was a little bit lower. I’m sure that has to do with you culling out for this lower-price business. Can you talk about what the trade-off has been for what you’ve gotten you think from a benefit, from a yield standpoint, versus how much volume you’ve given up?

Rick O’Dell - Saia Inc. — President, CEO

Sure. First of all, I think we’re a little ahead of some others in the marketplace. We’ve taken some pricing actions. For Saia, our yield stabilized in the fourth quarter of last year. I think to GRI was effective in February, and that’s held pretty well, certainly better than it has historically. Certainly, the last couple of years, we probably retained 75% to 80% of that.

Then during the first quarter, our yield improved a little bit more. What we said was that we’d used the strength in the market and the seasonality to increase rates through some major pricing actions.

We just felt that it didn’t make sense to add staff to handle the peak season and to cover kind of summer vacations, which normally we’ve got a lot of people that take vacation in the summertime, so you kind of have to staff up to handle both incremental business plus those absences. So, we decided that it was a time for us to take actions for some specific price-sensitive accounts that didn’t — that weren’t paying their way.

So during the quarter, we were aggressive in probably a 60 to 90-day period, and we ended up deselecting 4% to 5% of our revenue. This represents probably more than 5% of our shipments in tonnage. I think, considering that we were pretty aggressive in the deselection which, for some of those most price-sensitive worst operating accounts is behind us now, I’m pretty pleased with the tonnage trends we are seeing as well as some of the opportunities that we are seeing in the marketplace.

If you look at the trade-off, — I mean if you look at our operating ratio improvement from the first quarter to the second quarter, normally we said it’s about 300 basis points. We saw 350 basis points. On the one side, our pricing was a little bit better. On the other side, we gave up some density benefits that you would normally see from seasonality. I mean we were up about 5% in tonnage in March. If we hadn’t been selective, we would’ve benefited from the incremental volumes. And so for the near term, that was a trade-off. I think, as you improve your business mix, and we benefit from seasonality going forward, and those are — those yield improvements in deselecting accounts that don’t really value your service is a fundamental value proposition that should help our margins going forward.

Art Hatfield - Morgan Keegan & Co. — Analyst

That’s very helpful. Speaking of tonnage trends, can you give us what tonnage did on a monthly basis in the quarter?

Jim Darby - Saia Inc. — VP Finance, CFO

I’ll run that for you. As you will recall, when we came out in the first quarter and we talked about March, it was up a little bit over 5% year-over-year. Then we reported on the call April was running up about 4.5%. We finished April up 4.1% over last year — these are LTL tonnage numbers — up 4.1%. May was up 0.9%, and June was basically flat. Then that averages out for the quarter being up 1.6% over a year ago. What we’ve seen so far in July is we are up about 0.9%.

Art Hatfield - Morgan Keegan & Co. — Analyst

Does July include — I guess obviously it still includes the impact of you deselecting some of these unprofitable customers?

Jim Darby - Saia Inc. — VP Finance, CFO

Yes. You can see that we took most of that action early in the second quarter, and you can see how it affected and we are recovering for that. As Rick mentioned, that was the biggest piece of our deselection.

Art Hatfield - Morgan Keegan & Co. — Analyst

I think, Rick, if I heard you correct, it impacted — you looked at 4% to 5% of your revenue, and that is roughly about 5% of the tonnage.

Rick O’Dell - Saia Inc. — President, CEO

Right.

Art Hatfield - Morgan Keegan & Co. — Analyst

Then finally, just real quick on purchase transportation, that kind of jumped up in the quarter. Can you tell us a little bit about what’s going on there?

Rick O’Dell - Saia Inc. — President, CEO

That’s a little bit due to volume in miles. It was a little bit higher cost as well and the fuel surcharge on that was higher.

Art Hatfield - Morgan Keegan & Co. — Analyst

That’s just — the PT is mostly just for line haul?

Rick O’Dell - Saia Inc. — President, CEO

: Yes, mostly.

Art Hatfield - Morgan Keegan & Co. — Analyst

Thank you. That’s all I’ve got today. Thanks for your time.

Operator

Ed Wolfe, Wolfe Trahan.

Ed Wolfe - Wolfe Trahan — Analyst

Good morning. You talked about how OR normally seasonally, from first to second, you see a 300 improvement, and you saw better than that. Normally, second and third, you see some improvement. Is there a way to think about what a normal thing improvement is second and third seasonally? Then knowing that you’ve called some business, so there’s less density, but you’ve been prepared for that now for a little while. Is there even a potential for a greater-than-normal improvement there, given how pricing is moving?

Rick O’Dell - Saia Inc. — President, CEO

Yes. Actually, when we look back, I think third quarter used to historically be one of the best quarters. For the last several years, the second quarter has actually been the best. So if you really look back, normally the third quarter is about 0.5 to 1 operating point worse than the second quarter. But with an improved run rate yield and some of our most aggressive business deselection behind us, we believe there is an opportunity for us to do better than that. I think it is really dependent upon what happens with the economy, and then how do customers respond to our continued efforts to make sure we are being properly compensated. We are certainly encouraged by what we are seeing there. With the run rate being higher coming out of the quarter, July actually stepped up a little bit further from where we were running in June. So we are seeing some positive trends. You saw the shipment count or the tonnage trends in July were up a little bit versus flat in June. So we are encouraged by what we are seeing at this point in time. But how that progresses forward and what takes place in the marketplace from a volume standpoint and customers’ response to our yield — because we are taking a firm stance. I would tell you that the real aggressive actions that — where we need significant price increases is pretty much definite deselection and is pretty much behind us. So now we are trying to get I would call more normal type increases from these other accounts.

Ed Wolfe - Wolfe Trahan — Analyst

When you think about pricing trends through the quarter kind of like you gave tonnage, is there a way to give either pricing or yields as you look through July, from April through July?

Rick O’Dell - Saia Inc. — President, CEO

We haven’t given that historically.

Ed Wolfe - Wolfe Trahan — Analyst

Directionally, it sounds like it’s going the right way, though. Is that —?

Rick O’Dell - Saia Inc. — President, CEO

Yes, clearly, it’s up, and it was actually up fairly significantly through the quarter.

Jim Darby - Saia Inc. — VP Finance, CFO

And it’s up 1.3% over the first quarter and 2.9% over last year’s second quarter. It did improve as it went through the quarter.

Ed Wolfe - Wolfe Trahan — Analyst

1.3% is your view of pricing net of fuel and mix?

Rick O’Dell - Saia Inc. — President, CEO

That’s as we reported on our statistics base. That’s with fuel surcharge included.

Ed Wolfe - Wolfe Trahan — Analyst

When you take out mix with truckload growing — that’s LTL, I got it. When you take out mix for weight and you take out fuel, are you above flat at this point?

Rick O’Dell - Saia Inc. — President, CEO

Yes, we are actually positive to last year in June and July. We are positive year-over-year, absent mix and fuel surcharge.

Ed Wolfe - Wolfe Trahan — Analyst

You made some comments — and I’m sorry, I got on a little late — about seeing some actual contractual pricing. How did that come in throughout second quarter? What piece of your potential contractual base have you touched at this point?

Rick O’Dell - Saia Inc. — President, CEO

There are two parts to that. One is about 70% of our business is contractual coming up for renewal about ratably through the quarter — or through the year. And then we would — I would tell you we probably had a backlog of contract renewals that were running behind schedule. Part of that was somewhat by design on our part because, in a weak pricing environment, when you go to them with a renewal and try to get an increase, you’re more likely to go down than up. So the delay in some of those contract renewals actually worked in our favor. I would tell you, in almost every case, we are getting an increase on the positive side.

Ed Wolfe - Wolfe Trahan — Analyst

What does the average of that feel like? Is it a couple percent right now?

Rick O’Dell - Saia Inc. — President, CEO

It’s probably — it’s been about 2%, and it’s moving up from there.

Ed Wolfe - Wolfe Trahan — Analyst

In terms of the cost side, you said that headcount is down 3%. When do you need to start adding headcount?

Then the second part of that is you had said in the past I think you want to see a couple of quarters of sub-95 OR before you add back some of the other measures. Do you still feel the same way there?

Rick O’Dell - Saia Inc. — President, CEO

I guess from the headcount standpoint, I think we’ve made some structural changes to our organization with salaried staff and clerical capitalizing on some technology and efficiencies that we have. We would expect those to be ongoing, but obviously as we see more normal seasonality and kind of get past this purging of business and see some real growth, we’ll have to add to our staffing but I would be confident in our ability to remain productive with that. It’s not like we have cut things back so much. I think if you look at — one of the things we’ve been very focused on is being able to maintain the staffing that’s required for us to provide a quality service and continue to invest in technology projects and things like that.

So while we have cut back — and I think you are more looking at — there are some production people, and then you’ve probably got a handful of people let’s call it in recruiting and other functions that were taken down to minimal levels during this time period that would need to be reinstated. But I don’t have a significant put back from that perspective.

Then on the compensation side, again, our commitment was to our employees — is we get a 95 for two quarters, then we will look at some reinstatement or partial reinstatement. Obviously, we’ve got to monitor what’s going on in the marketplace and what others are doing. So we are on top of that because our commitment to employees is also based on market-based compensation. But quite frankly, a 97 5 OR doesn’t allow us to be in a position to put things back. That’s a direct communication that we have not only with you guys but with our employees as well.

Ed Wolfe - Wolfe Trahan — Analyst

Last one — you said the CapEx low in at $10 million but you haven’t been spending anything. Are you still really feeling like you’re going to spend that $10 million in the back half, or is it just a safety net in case you need it at this point?

Jim Darby - Saia Inc. — VP Finance, CFO

We expect to come close to spending that.

Ed Wolfe - Wolfe Trahan — Analyst

Thanks for the time guys. I appreciate it.

Operator

Neal Deaton, BB&T Capital Markets.

Neal Deaton - BB&T Capital Markets — Analyst

Good morning everybody. I hope you’re doing well. Quickly, just a couple of random questions here. As far as you gave the tonnage trends. Would you mind giving us the monthly shipment trends as well?

Jim Darby - Saia Inc. — VP Finance, CFO

Sure, I’ll do that. We showed April — this is LTL shipments — we showed April being down 0.6%. May was down 3.4%, and June was down 3.2%. So for the quarter we’re down about 2.4%. So far in July month-to-date, we are down about 1.9%.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, so you’re still seeing most of the tonnage. Any tonnage increase is being driven by a wafer shipment increase.

Rick O’Dell - Saia Inc. — President, CEO

Yes. Weight per shipment has been up.

Neal Deaton - BB&T Capital Markets — Analyst

Then you’ve addressed sort of the trends with yields and volumes throughout the quarter, but I guess, as far as profitability, is it fair to assume that the lion’s share of your Q2 profits came in June

Rick O’Dell - Saia Inc. — President, CEO

April and June, both. Just on a workday standpoint, April and June both, and every month had a sub-100 OR.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, that’s helpful. But June was better than April?

Jim Darby - Saia Inc. — VP Finance, CFO

Yes. Basically, May was just challenged because it only had 20 workdays. That’s the only difference.

Neal Deaton - BB&T Capital Markets — Analyst

That makes sense. Then your cargo claims, I don’t think you all gave an exact percentage, did you?

Jim Darby - Saia Inc. — VP Finance, CFO

No, we didn’t, but we have seen improvement that’s been pretty consistent in that. We talked about it in the first quarter, and we talked about it again. It’s about 0.7 of an operating point better year-over-year, and that’s sustainable because that’s a reflection of our processes that the ops folks have put in and been successful with.

Rick O’Dell - Saia Inc. — President, CEO

The absolute number is a little below 1%.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. Then it looked like your interest expense was a little over, but it didn’t look like — at least quick glance — that your debt had changed that much. Is there a little lower interest rate there?

Jim Darby - Saia Inc. — VP Finance, CFO

Actually, we prepaid all that at the beginning of the year. It’s also an instance of where we have some fees that were amortized over the period of time. So it’s not much change year-over-year.

Rick O’Dell - Saia Inc. — President, CEO

I think some of the other quarters too, we would be in and out of a line during the quarter. With the improvement in probability and cash flow, we had — our average borrowings for the quarter would’ve been down.

Neal Deaton - BB&T Capital Markets — Analyst

Okay that makes sense. Then your two sales regions that didn’t experience growth, one of those I guess is maybe the Southwest.

Rick O’Dell - Saia Inc. — President, CEO

They were just slightly negative.

Neal Deaton - BB&T Capital Markets — Analyst

What was the other one?

Rick O’Dell - Saia Inc. — President, CEO

It was just a region where we happened to be significantly impacted by the deselection of one account. So I don’t think it was a geographic issue.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. Someone asked about the purchase transportation expense. I understand kind of the logic with it. But how can that — can that be managed any better, I guess going forward, or what are your expectations sort of in the back half of this year?

Rick O’Dell - Saia Inc. — President, CEO

Yes, I think, with the deselection and some of the changing of lanes and that type of thing, we were impacted. We also had a little bit of run-up in the cost per mile and the fuel surcharge on that.

Jim Darby - Saia Inc. — VP Finance, CFO

I guess the other comment would be, with us deciding not to staff up to cover kind of this peak season, we had a vacation period, and you lose a number of your line drivers, which your internal cost is lower than your purchase transportation cost. So, there is a substitution during that time period. As kids go back to school in August and people go back to work on a regular basis, we would hope to see some mitigation in that kind of — I guess that was kind of our decision at this point in time was to substitute with that PT this year as opposed to where historically we had kind of a staff to cover that.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, that makes sense. Thanks for all the color.

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

Hey everyone. How are you today? A couple quick things. Rick, you mentioned a little bit about how 2Q is historically other than the last three years was worse than Q3 in terms of the OR, so it improved. But that probably had a lot to do with the fact that we really haven’t seen a real peak season, I imagine. Indications are, from whether you’re talking to the intermodal players or any of the railroads, that we probably will see a peak season this year. So given the freight, given the fact that we should expect some sort of a peak season development, would it be safe to assume that you should be able to improve sequentially?

Rick O’Dell - Saia Inc. — President, CEO

We don’t give guidance, but I guess I would tell you I am feeling positive about the trends into July. We think there is certainly the opportunity to be able to achieve that. It is largely dependent upon customer reaction to price increases. Again, we are taking a firm stance there. I think there is an opportunity as well that some of the competitors who are seeing significant tonnage increases may — are talking about price. If they begin to move, then some of that business could move around at higher rates, which I think will happen in the industry over a period of time. We are certainly seeing some of that now. I think we are well-positioned to benefit from that as well. So I guess I think the opportunity is there for us to see that happen. But for me to say safe to say, I’m probably a little hesitant to make that comment.

Jason Seidl - Dahlman Rose & Co. — Analyst

Fair enough. When I look at your truckload rates, obviously they jumped a lot more. That’s probably just the spot market hopping up on you. Are you still seeing significantly higher TL rates on a sequential basis in 3Q?

Rick O’Dell - Saia Inc. — President, CEO

Yes. Actually, on the spot quote side of that, we have raised our pricing threshold there, because the rates are going up on truckload, and some of those shipments that are at the margin are moving from truckload to LTL. So, we’re going to make sure we are capitalizing on that. Then quite frankly, we are also looking at some of our regular shippers who ship a lot of heavier shipments as well to make sure that they are paying their fair share for kind of what’s going on in that TL market as well. For us, if we end up moving those — some of those overflow loads, especially at the end of the quarter and whatnot, with PT carriers, we are paying the premium for that too. So it’s just prudent business actions, given what’s going on. It is encouraging to see both truckload tonnage move up and the pricing in truckload, because obviously historically that truckload kind of leads LTL directionally.

Jason Seidl - Dahlman Rose & Co. — Analyst

Fantastic, that’s good color. Everyone, thank you for your time as always.

Operator

Jack Waldo, Stephens Inc..

Jack Waldo - Stephens Inc. — Analyst

Good morning. Could you talk a little bit about your debt covenant coming up? What are the leverage ratios on the horizon?

Rick O’Dell - Saia Inc. — President, CEO

Yes, we are easily in compliance with our debt covenants and we are projecting to be in compliance with them on a going-forward basis. We got some relief in December of last year, and that relief goes out through second quarter of next year.

Jack Waldo - Stephens Inc. — Analyst

So what are the specific leverage ratios and how do they scale down I guess over time?

Rick O’Dell - Saia Inc. — President, CEO

I’ll talk to you this afternoon, I’ll give you an exact rundown of those.

Jack Waldo - Stephens Inc. — Analyst

Okay. Then I guess do you guys have a measurement? I understand it’s kind of a product of activity on your part, but how much market share you guys might have lost this quarter?

Rick O’Dell - Saia Inc. — President, CEO

From the revenue standpoint, we deselected 4% to 5% of some customer specific accounts on the revenue. It would be more than that in shipments and tonnage because it’s some of the lower yielding business that we have. I think, when you look at market share too, I think a lot of people are just looking at this quarter, this year, compared to last year. I think you also have to look back at last year. Early through the first half of the year particularly, we were taking share in a declining market. Our shipment count was only down 3% last year. I think the industry was probably down 12% to 15% in the second quarter of last year. So from a comp standpoint with where we are from an absolute share standpoint, if you look back two years or something, I think it’s a little different than the specific actions that were taken during the quarter.

Jack Waldo - Stephens Inc. — Analyst

Could you talk a little bit about your philosophy and how you see it playing out? It seems like you’re a first mover maybe on trying to get price up, particularly relative to the big guys. So is your theory — you grew in a declining market, and you shrunk in an improving market. Is your theory that everybody else is going to follow you on price? You guys will kind of be there, and so your tonnage trends, going forward, or volume trends, should at least return to a situation where you’re not losing market share?

Rick O’Dell - Saia Inc. — President, CEO

I think the decision this specific quarter was, as I indicated, it was because this is a quarter of pretty significant — the biggest increase in the year in seasonality from first quarter to second quarter. So, we are in a situation where seasonally we need to staff up and add back, and to me — I looked at our customer mix and there are certain customers that we had that are pure price players. We had business with them that was not operating well. If they are not going to value our service, there is a time that those needed to be deselected. I guess I decided and we decided as a company that the time for that was now. So we took that action. So I think that, with those specific accounts to that significant degree, that’s behind us. So, I would expect us to be more of a — to see more positive trends, both with respect to seasonality and certainly to gain share over time. Like I said, I really like where we are positioned in the marketplace. We are still growing synergy revenue to and from our less mature geographies in the upper Midwest. Our service offering has been outstanding through the downturn. We’ve maintained that and I believe that will allow us, over time, to take share, upgrade our business mix and make sure we are getting paid for the services that we are performing.

Jack Waldo - Stephens Inc. — Analyst

But I guess — let me ask it a different way. You talk about tonnage being flat so far in July. That’s kind of counter to what we’ve heard from some of your competitors that have reported, and suggesting maybe there is further market share shift going on. I guess my question is when does Saia quit losing market share?

Rick O’Dell - Saia Inc. — President, CEO

Actually, from a sequential standpoint, in June, our tonnage was flat, and in July, it’s up 1%. So I think what you’re seeing is — I don’t know whether that’s the market or whether us taking share as well, but we are seeing some sequential trends that, once we stopped the significant deselection, things have turned positive here.

Again, I think, if you look at our company history, obviously we’ve had a lot of success taking share over a period of time, and I would expect that to continue. I think we have a good value proposition in the marketplace. Again, I think you kind of have to look at what was done this quarter as a one-quarter activity, although I would tell you, philosophically, we are going to be more price-disciplined than we have been in the past. I think that will prove to be successful over a period of time. How successful and how fast we can make the type of progress that we would like to make is really a function of the market. How do customers respond? What alternatives do they have among competitors and how strong are the economic fundamentals underlying that? But there’s one person in the marketplace that’s performing better than everyone else, and I think that’s largely due to yield discipline. So —

Jack Waldo - Stephens Inc. — Analyst

I understand your comments and that’s kind of what I’m getting at. If you look now, historically Saia has been a non-union growth company with tonnage trends that have been higher than normal than the overall market. What I’m hearing is through July you are up 0.9% in tonnage. When I look at August and September last year, your comps get harder. Then we hear Old Dominion yesterday talk about 15% to 20% growth. We’ve heard Arkansas Best talk about growing. We’ve heard Vitran talk about growing. I’m just trying to understand. Do we need to think about Saia as a different story now? It’s not a growth story anymore? It’s more one on margins? Or do you think eventually — and when does it happen, you start to return to the old superior take market share Saia that we’ve come to know?

Rick O’Dell - Saia Inc. — President, CEO

I think we are — I am confident in our market position, our marketing capability and the service offering that we have. But we need to do it with people that value the service that we provide. So I think you’ll see positive tonnage trends. I think will continue to take share. Again, I like our position in the marketplace. I think it’s a combination of both market share growth and the density strategy, as well as doing that with appropriate yield discipline. So, we are I guess — it just depends on how much — what the market opportunities allow us to do.

Again, I think one of the key issues you look at versus last year, when other people were down double digit in shipments and tonnage, we were down 3% in shipment count. So our comps are a little bit different than some of the competitors.

Then secondarily, I don’t think I would totally agree with your comments that comps get more difficult in the third and fourth quarter. That was really a time for us when some of the competitive activities on price began to take effect, and we didn’t participate in that from a pricing standpoint for the last two quarters of last year. We had some significant changes in our trends, not only a little bit in the quarter but specifically in September of last year, where we had a big unfavorable trend on the shipment counts when one of our major competitors put an across-the-board pricing action in place.

Jack Waldo - Stephens Inc. — Analyst

I wasn’t trying to imply that you had more difficult earnings comps by any stretch. What I was trying to point out is, in July, your tonnage was down 5.9% and then in August 3% and in September 4%. So that was my only comment. But I think I understand.

Renée McKenzie - Saia Inc. — Treasurer

We can run some numbers with you and kind of go over that. Right now, we have a couple more follow-up calls in the queue.

Jack Waldo - Stephens Inc. — Analyst

My last question is are you seeing any signs of any economic slowdown?

Rick O’Dell - Saia Inc. — President, CEO

No, I am pleased with the trends we are seeing and the opportunities we are seeing in the marketplace. Again, I think the actions in the near-term trends that we’ve seen are due to actions that we’ve taken and that I think are appropriate. So I am not discouraged by what I am seeing, either from economic activity or the opportunities that are there on a yield standpoint.

Jack Waldo - Stephens Inc. — Analyst

Thank you for your time.

Operator

Neal Deaton, BB&T Capital Markets.

Neal Deaton - BB&T Capital Markets — Analyst

Just one or two quick follow-ups. Your D&A expense trended down a little bit. I guess it is sort of all tied into your CapEx being lower this year than normal historical norms. I just wanted to see. Will this continue to trend down a little more in the back half of the year, or is it going to be kind of flat line with where you ended the quarter?

Rick O’Dell - Saia Inc. — President, CEO

We expect it will only get up to $10 million in CapEx this year, which is not coming close to matching our depreciation or what would be normal CapEx for us. And then we expect to get back up purchasing equipment as we go into 2011. So it’s hard to determine.

Neal Deaton - BB&T Capital Markets — Analyst

Then one maintenance question. When you all gave the statistics at the beginning of the call, you were running through them kind of fast. One I missed. I think you said there was a 25% improvement in office productivity. I believe, before that, you said there was a 2% improvement in something. Do you have what that was? If not, I can get it off the transcript.

Rick O’Dell - Saia Inc. — President, CEO

I have it here, hang on a second.

Renée McKenzie - Saia Inc. — Treasurer

Terminal cost per bill.

Jim Darby - Saia Inc. — VP Finance, CFO

So that’s total terminal cost that would include, on a labor standpoint, that would include salaried and hourly and any overtime costs or wage rates.

Neal Deaton - BB&T Capital Markets — Analyst

That’s all I’ve got, thanks.

Operator

Tom Albrecht, BB&T.

Tom Albrecht - BB&T Capital Markets — Analyst

Hey guys. I just got off another call, and I don’t know if you covered this. But on your purchase transportation, it was quite a bit higher than I would’ve expected. Have you commented on that? I guess really let me ask — or let you answer that then I will go in a different direction.

Jim Darby - Saia Inc. — VP Finance, CFO

Yes, we have. We have had one or two questions on it. Basically, some of it is volume, some of it was miles. We’ve also seen higher cost per mile and increased fuel surcharge. And as Rick commented earlier, we’ve been very careful about hiring and rehiring and all that in the economic environment. We’ve made a choice to, during the quarter, to use a little bit more purchase transportation than we might normally do.

Tom Albrecht - BB&T Capital Markets — Analyst

Yes, I guess that was really the essence of what I wanted to get into. How much of it just reflected higher cost because of the PT providers having that leverage now versus a strategic decision — let’s put more shipments out that way, and continue to keep headcount basically flat. Or are you actually growing your headcount or have the expectation to do so in the second half?

Jim Darby - Saia Inc. — VP Finance, CFO

First quarter to second quarter, we’ve added some folks as you get seasonality, and that would be normal. Year-over-year, second over second, we are down 3% in headcount.

Tom Albrecht - BB&T Capital Markets — Analyst

Okay. I’ll go back and look at the transcript on the other commentary that you made. Thank you.

Operator

It appears we have no further questions at this time.

Rick O’Dell - Saia Inc. — President, CEO

Great, thank you for your interest in Saia today. We appreciate your time.

Operator

Ladies and gentlemen, we thank you for your participation. Have a great day.